Exhibit 99.1

    Viad Corp Announces Fourth Quarter and Full Year 2003 Results;
       Income from Continuing Operations of $0.30 Per Share for
                  Fourth Quarter and $1.29 for 2003

    PHOENIX--(BUSINESS WIRE)--Jan. 29, 2004--

           Viad Corp Continues Progress Toward Separation of
                       Payment Services Business

    Viad Corp (NYSE:VVI) today announced fourth quarter 2003 net income of $0.30 per diluted share on revenue of $349.1 million, segment operating income of $34.9 million, and net income of $26.2 million.
    For full year 2003, income from continuing operations was $1.29 per diluted share on revenue of $1.57 billion, segment operating income was $170.3 million and income from continuing operations was $112.4 million. Diluted earnings per share was $1.31 on net income of $113.9 million including $1.5 million (net of tax) of income from discontinued operations.
    Included in Viad's fourth quarter and full year 2003 results were the following items:

    -- A $4.6 million ($2.9 million after-tax) reversal of interest expense related to favorable income tax settlements.

    -- A curtailment gain of $3.8 million ($2.3 million after-tax) that resulted from the freezing of Viad's defined benefit pension plan.

    -- Restructuring recoveries totaling $3.5 million ($2.1 million after-tax) in the fourth quarter and $5.0 million ($3.0 million after-tax) for the full year. These recoveries are the result of changes in estimates of future cash outflows, mainly related to favorable sublease income at restructured facilities.

    -- Expenses incurred in preparing for the spin-off of Travelers Express amounting to $1.2 million after-tax in the fourth quarter and $3.1 million after-tax for the full year.

    Robert H. Bohannon, chairman, president and chief executive officer said, "Core results of operations for the quarter were in line with previous guidance. As compared to the 2002 fourth quarter, the convention and event companies delivered greater operating income, despite industry challenges. Our Payment Services segment continued to show solid growth in the global money transfer business."
    Bohannon added, "During the quarter, we further strengthened our balance sheet and made good progress toward the separation of our payment services company, Travelers Express."

    Status of Proposed Spin-Off

    On July 24, 2003, Viad announced that the board of directors authorized the company to pursue the separation of the Travelers Express business from the remaining Viad businesses by means of a tax-free spin-off. The transaction is subject to a number of conditions, including among other things, receipt of a satisfactory ruling from the Internal Revenue Service (IRS), confirmation that the long-term debt of Travelers Express will have an investment grade rating, availability of satisfactory banking and credit arrangements for each of the businesses, and final approval of the board of directors of Viad.
    The company has also provided the following information with respect to the proposed transaction:

    -- On July 29, 2003, Viad announced that the company will tender for all of its public debt, pay off its commercial paper and redeem its preferred stock in connection with the transaction.

    -- On August 5, 2003, Viad filed a ruling request with the IRS regarding the proposed separation of Travelers Express. The ruling request is under review.

    -- On December 29, 2003, Viad announced that, effective with the spin-off, Travelers Express will operate under the new
        MoneyGram International, Inc. corporate name.

    -- On December 29, 2003, MoneyGram International, Inc. filed a preliminary registration statement on Form 10 with the Securities and Exchange Commission to register the common stock of MoneyGram International, Inc. to be distributed to shareholders in connection with the spin-off.

    Viad Corp can give no assurance that any such transaction will be consummated. The transaction is not expected to be consummated any earlier than the beginning of the second quarter of 2004.

    Fourth Quarter and Full Year 2003 Financial Highlights

    Highlights of the 2003 fourth quarter and full year, compared to fourth quarter and full year 2002 results, are presented below.


                                      Q4 2003    Q4 2002     Change
                                      --------  ---------- -----------
                                        ($ in millions)
Revenue                                $349.1    $  362.2        -3.6%
Segment operating income               $ 34.9    $   27.5        27.0%
Operating margins (1)                    10.0%        7.6%     240 bps
Income from continuing operations      $ 26.2    $    5.3          NM
Net income (2)                         $ 26.2    $    5.3          NM
EBITDA (3)                             $ 50.6    $   18.2       178.8%
Cash from operations                   $ 51.0    $   54.2        -6.0%
Free cash flow (3)                     $ 29.7    $   33.9       -12.6%

                                        2003       2002      Change
                                      --------  ---------- -----------
                                        ($ in millions)
Revenue                              $1,572.1    $1,618.1        -2.8%
Segment operating income             $  170.3    $  176.9        -3.7%
Operating margins (1)                    10.8%       10.9%     -10 bps
Income from continuing operations    $  112.4    $   95.6        17.5%
Net income (2)                       $  113.9    $   57.9        96.8%
EBITDA (3)                           $  216.2    $  196.0        10.3%
Cash from operations                 $  192.8    $  219.2       -12.0%
Free cash flow (3)                   $  110.4    $  146.8       -24.8%

NM = Not meaningful

(1) For operating margins, the change from the prior year period is presented in basis points.

(2) 2002 net income included a first quarter goodwill impairment charge related to the initial adoption of SFAS No. 142 of $37.7 million (net of tax) and a fourth quarter restructuring charge of $13.3 million (net of tax).

(3) EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities, less the change in payment service assets and obligations, capital expenditures, and dividends. EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America
    (GAAP) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period to period comparisons and analysis of Viad's operating performance and liquidity. These non-GAAP measures are also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance and liquidity reported in accordance with GAAP. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. See Table Two for a reconciliation of net income to EBITDA, and of net cash provided by operating activities to free cash flow.


    Also, during the fourth quarter and full year 2003:



        Fourth Quarter 2003                  Full Year 2003
----------------------------------------------------------------------
--  Debt was reduced by $4.0      --  Debt was reduced by $110.2
    million to $251.4 million         million compared to December 31,
    compared to third quarter         2002.
    2003.                         --  Cash and corporate
--  Cash and corporate                investments decreased by $140.5
    investments were $163.1           million compared to December 31,
    million, up $10.5 million from    2002 reflecting repayment of
    the third quarter 2003.           $100 million of 6.625% medium
                                      term notes and acquisition of
                                      the minority interest in
                                      MoneyGram International Limited,
                                      somewhat offset by cash
                                      generated from operations.


    Payment Services

    Payment Services' revenue for the fourth quarter of $205.2 million was up 4.1 percent compared to fourth quarter 2002 revenue of $197.1 million. Segment operating income was up 12.1 percent to $34.8 million compared with $31.0 million in 2002, and operating margins for the quarter were 17.0 percent compared with 15.7 percent in the fourth quarter of 2002. For 2003, revenue was $801.6 million, an increase of
3.6 percent compared to $773.6 million for the comparable period in 2002. Segment operating income for the 2003 full year was $115.0 million, down 8.4 percent from $125.5 million in 2002.
    In the fourth quarter 2003, money transfer transaction volume grew 31 percent and revenues grew 18.2 percent in comparison to the prior year fourth quarter. The worldwide agent base grew nearly 11 percent in comparison to the prior year quarter and now stands at approximately 63,000.
    Payment Services' total average float investment balances were $6.6 billion for the quarter, down 3.0 percent from the prior year quarter, and down 10 percent from third quarter. The decrease in the average float balance was expected and resulted from a decline in residential mortgage refinance activity. Net float income (float investment income less commission expense and net investment gains and losses) was $24.5 million in the fourth quarter 2003, down $3.5 million compared to the prior year fourth quarter. See Table Three for current and historical net float margins.
    Robert Bohannon said, "Travelers Express' results reflect continued strength of the global money transfer business, particularly in internationally-originated money transfer and the domestic ExpressPayment product. Global money transfer annualized transaction growth has exceeded 25 percent for the last ten quarters, with international transfers and domestic ExpressPayment leading the way. Results for the full year 2003 were dampened by lower investment rates and unprecedented residential mortgage refinance activity, which caused mortgage securities to prepay."

    Convention and Event Services

    Convention and Event Services' revenue was $138.9 million, a decrease of 13.4 percent from $160.4 million in the fourth quarter 2002. The fourth quarter 2003 generated segment operating income of $2.1 million as compared with a segment operating loss of $1.3 million in the 2002 fourth quarter. The fourth quarter results reflect a seasonal business pattern of slower fourth quarter activity.
    For 2003, revenue was $717.3 million, an 8.8 percent decrease from revenue of $786.2 million in 2002. Segment operating income for 2003 was $44.9 million, up 19.3 percent from $37.6 million in 2002.
    Bohannon said, "Results for the convention and event businesses were as expected. We're pleased that operating income for the segment has increased this year, despite industry and economic pressure. This speaks to the effectiveness of management initiatives at GES and Exhibitgroup/Giltspur to improve performance, including restructuring efforts."

    Travel and Recreation Services

    Travel and Recreation Services' revenue for the 2003 fourth quarter was $4.9 million, comparable to $4.8 million in the fourth quarter 2002. Operating loss was $2.0 million for the quarter, compared to the $2.3 million loss in the fourth quarter 2002.
    For 2003, revenue was $53.2 million, down nearly 9 percent from revenue of $58.3 million in 2002. Operating income for 2003 was $10.5 million, down 23.8 percent from $13.7 million in 2002. These results reflect lower bookings related to SARS and other travel related issues, as well as reduced occupancy due to forest fires in Glacier National Park, Montana and Alberta, Canada this summer.

    2004 Outlook

    Viad Corp provides the following guidance for the 2004 first quarter and full year. This guidance is subject to change as a variety of factors can affect actual operating results. These factors are identified in the safe harbor language at the end of this press release.

    First Quarter 2004

    Viad Corp diluted earnings per share is expected to be in the range of $0.30 to $0.33.

    -- Payment Services segment revenue is expected to increase at a mid to high single-digit rate in comparison to first quarter 2003 revenue of $189.0 million.

    -- Payment Services segment operating income is expected to increase to $28 million to $30 million in comparison to first quarter 2003 segment operating income of $20.1 million. Net float margin is expected to remain relatively stable compared to the 2003 fourth quarter margin.

    -- Convention and Event Services segment revenue is expected to decrease at a mid to high single-digit rate in comparison to first quarter 2003 revenue of $222.1 million.

    -- Convention and Event Services segment operating income is expected to be relatively flat compared to the first quarter 2003 operating income of $18.6 million.

    -- Travel and Recreation Services results are expected to be in line with 2003 first quarter results.

    Full Year 2004

    The following guidance for the full year 2004 assumes no separation of Travelers Express from Viad Corp. If the separation occurs, there will be certain separation costs related to debt prepayment and preferred stock redemption and for legal, accounting and investment banking services, among others, as described in the Form 10.

    -- Viad Corp diluted earnings per share is expected to be in the range of $1.35 to $1.40.

    -- Payment Services segment revenue is expected to grow at a high single to low double-digit rate in comparison to 2003 revenue of $801.6 million.

    -- Payment Services segment operating income is expected to grow at a high single-digit to low teens rate from 2003 segment operating income of $115.0 million. Our guidance assumes a net float margin in the range of 1.10 to 1.25 basis points. This range is dependent on a variety of factors including changes in interest rates, available yields on new investments, hedging strategies, prepayment speeds and other factors.

    -- Convention and Event Services segment revenue is expected to improve slightly from 2003 revenue of $717.3 million.

    -- Convention and Event Services segment operating income is expected to increase at a high single to low double-digit rate as compared to 2003 segment operating income of $44.9 million.

    -- Travel and Recreation Services revenue is expected to grow at a mid-teens rate from 2003 revenue of $53.2 million. Operating income is expected to increase by 30 percent to 40 percent from 2003 operating income of $10.5 million.

    Bohannon concluded, "We believe 2004 will be a better year than 2003 for all of our operating companies. Early signs of improvement in business spending should be of benefit to our convention businesses. However, we will remain cautious in our outlook for the convention businesses until we see evidence that increased corporate spending is translating into increased marketing and event budgets. We believe Travelers Express will continue to show strong growth in international and domestic money transfers and will begin to grow past the challenges presented in 2003."
    Bohannon added, "We're making good progress in our efforts to complete the spin-off of Travelers Express. With the filing of the Form 10 in late December we have reached another milestone toward the completion of this transaction."
    Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995" Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, interest rates, restructuring plans (including timing and realization of cost savings), investment yield impairment, and market risk. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.



                      VIAD CORP AND SUBSIDIARIES
              TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
                              (UNAUDITED)

                                         Quarter Ended December 31,
                                       -------------------------------
(000 omitted, except per share data)      2003        2002       %
                                        ---------  ---------- --------


Revenues (Note A)                      $ 349,103  $  362,233     -3.6%
                                        =========  ========== ========


Segment operating income (Note A)      $  34,877  $   27,472     27.0%
Restructuring (charges) recoveries
 (Note B)                                  3,539     (20,515)   117.3%
Corporate activities and minority
 interests (Note C)                         (795)     (4,509)    82.4%
Net interest income (expense) (Note D)     2,548      (1,250)      NM
                                        ---------  ---------- --------
Income before income taxes                40,169       1,198       NM
Income tax (expense) benefit             (14,002)      4,059       NM
                                        ---------  ---------- --------
Income from continuing operations         26,167       5,257       NM
Income from discontinued operations
 (Note E)                                      -           -       NM
Change in accounting principle
(Note F)                                       -           -       NM
                                        ---------  ---------- --------
Net income                             $  26,167  $    5,257       NM
                                        =========  ========== ========

Diluted income per common share:
 Income from continuing operations     $    0.30  $     0.06       NM
 Income from discontinued operations           -           -       NM
 Change in accounting principle                -           -       NM
                                        ---------  ---------- --------
 Net income per share                  $    0.30  $     0.06       NM
                                        =========  ========== ========

Basic income per common share:
 Income from continuing operations     $    0.30  $     0.06       NM
 Income from discontinued operations           -           -       NM
 Change in accounting principle                -           -       NM
                                        ---------  ---------- --------
 Net income per share                  $    0.30  $     0.06       NM
                                        =========  ========== ========

Common shares treated as outstanding for net income per share calculations:

  Average outstanding shares              86,387      85,738      0.8%
                                        =========  ========== ========

  Average outstanding and potentially
   dilutive shares                        86,891      86,068      1.0%
                                        =========  ========== ========



                                           Year Ended December 31,
                                        ------------------------------
(000 omitted, except per share data)        2003        2002       %
                                         ----------  ---------- ------


Revenues (Note A)                       $1,572,093  $1,618,105   -2.8%
                                         ==========  ========== ======


Segment operating income (Note A)       $  170,314  $  176,877   -3.7%
Restructuring (charges) recoveries
 (Note B)                                    5,015     (20,102) 124.9%
Corporate activities and minority
 interests (Note C)                        (12,681)    (22,750)  44.3%
Net interest income (expense) (Note D)      (5,855)     (8,737)  33.0%
                                         ----------  ---------- ------
Income before income taxes                 156,793     125,288   25.1%
Income tax (expense) benefit               (44,435)    (29,663) -49.8%
                                         ----------  ---------- ------
Income from continuing operations          112,358      95,625   17.5%
Income from discontinued operations
 (Note E)                                    1,544           -     NM
Change in accounting principle
 (Note F)                                        -     (37,739)    NM
                                         ----------  ---------- ------
Net income                              $  113,902  $   57,886   96.8%
                                         ==========  ========== ======

Diluted income per common share:
 Income from continuing operations      $     1.29  $     1.09   18.3%
 Income from discontinued operations          0.02           -     NM
 Change in accounting principle                  -       (0.44)    NM
                                         ----------  ---------- ------
 Net income per share                   $     1.31  $     0.65  101.5%
                                         ==========  ========== ======

Basic income per common share:
 Income from continuing operations      $     1.29  $     1.10   17.3%
 Income from discontinued operations          0.02           -     NM
 Change in accounting principle                  -       (0.44)    NM
                                         ----------  ---------- ------
 Net income per share                   $     1.31  $     0.66   98.5%
                                         ==========  ========== ======

Common shares treated as outstanding
 for net income per share calculations:

  Average outstanding shares                86,223      86,178    0.1%
                                         ==========  ========== ======

  Average outstanding and potentially
   dilutive shares                          86,619      86,716   -0.1%
                                         ==========  ========== ======

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
         TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
                              (UNAUDITED)

(A) Reportable Segments

             Quarter Ended December 31,    Year Ended December 31,
             -------------------------- ------------------------------
 (000 omitted)  2003      2002     %       2003        2002       %
             --------- --------- ------ ----------- ----------- ------

 Revenues:
  Payment
   Services  $205,231  $197,104    4.1%   $801,625    $773,619    3.6%
  Convention
   and Event
   Services   138,947   160,360  -13.4%    717,265     786,233   -8.8%
             --------- --------- ------ ----------- ----------- ------
   Reportable
    segments  344,178   357,464   -3.7%  1,518,890   1,559,852   -2.6%
  Travel and
   Recreation
   Services     4,925     4,769    3.3%     53,203      58,253   -8.7%
             --------- --------- ------ ----------- ----------- ------
  Total
   revenues  $349,103  $362,233   -3.6% $1,572,093  $1,618,105   -2.8%
             ========= ========= ====== =========== =========== ======

 Segment
  operating
  income:
  Payment
   Services  $ 34,788  $ 31,031   12.1% $  114,972  $  125,520   -8.4%
  Convention
   and Event
   Services     2,116    (1,286)    NM      44,867      37,614   19.3%
             --------- --------- ------ ----------- ----------- ------
   Reportable
    segments   36,904    29,745   24.1%    159,839     163,134   -2.0%
  Travel and
   Recreation
   Services    (2,027)   (2,273)  10.8%     10,475      13,743  -23.8%
             --------- --------- ------ ----------- ----------- ------
             $ 34,877  $ 27,472   27.0% $  170,314  $  176,877   -3.7%
             ========= ========= ====== =========== =========== ======

NM = not meaningful

(B) Restructuring Charges and Recoveries -- In the third quarter 2001 and fourth quarter 2002, Viad recorded restructuring charges totaling $66.1 million ($39.9 million after-tax) and $20.5 million ($13.3 million after-tax), respectively, consisting of costs associated with the closure and consolidation of certain facilities, severance and other employee benefits primarily in the Convention and Event Services segment. In 2002, $413,000 ($249,000 after-tax) of the reserves associated with the 2001 restructuring were reversed. Additionally, in 2003, $5.0 million, or $3.0 million after-tax (including $3.5 million, or $2.1 million after-tax, in the fourth quarter 2003) of the reserves were also reversed as certain costs originally anticipated in the restructuring plan will not be incurred.

(C) Corporate Activities and Minority Interests -- The fourth quarter 2003 includes a $1.4 million ($887,000 after-tax) curtailment gain associated with the freezing of Viad's defined benefit pension plan (the Payment Services segment also recorded a related curtailment gain of $2.4 million or $1.4 million after-tax shown in Payment Services segment operating income). Additionally, fourth quarter 2003 minority interest expense was $2.0 million ($1.2 million after-tax) lower as the minority share of MoneyGram International Limited was purchased during 2003.

(D) Net Interest Expense -- In the fourth quarter 2003, Viad reversed $4.6 million ($2.9 million after-tax) of interest expense related to favorable income tax settlements. In the third quarter 2002, interest income of $3.5 million ($2.2 million after-tax) was recorded related to Federal tax refunds.

(E) Income from Discontinued Operations -- In the third quarter 2003, it was determined that certain amounts accrued related to previously sold businesses were in excess of current obligations resulting in a reversal of $2.5 million ($1.5 million after-tax).

(F) Change in Accounting Principle -- In June 2002, in accordance with Viad's adoption of SFAS No. 142, a transitional impairment test for goodwill was completed. This test resulted in a $40.0 million ($37.7 million after- tax) impairment of goodwill associated with the Exhibitgroup/Giltspur reporting unit of the Convention and Event Services segment. This impairment was retroactively restated to the first quarter of 2002 as a cumulative effect of a change in accounting principle in accordance with SFAS No. 142.


                      VIAD CORP AND SUBSIDIARIES
                 TABLE TWO - EBITDA AND FREE CASH FLOW
                              (UNAUDITED)

                                          Quarter Ended December 31,
                                         -----------------------------
(000 omitted)                               2003         2002     %
                                          ---------   --------- ------

EBITDA:
 Net income                              $  26,167   $   5,257     NM
 Change in accounting principle                  -           -     NM
 Income from discontinued operations             -           -     NM
                                          ---------   --------- ------
 Income from continuing operations          26,167       5,257     NM
 Interest expense                           (1,938)      4,201  146.1%
 Income tax expense (benefit)               14,002      (4,059)    NM
 Depreciation and amortization              12,411      12,763    2.8%
                                          ---------   --------- ------
 EBITDA                                  $  50,642   $  18,162  178.8%
                                          =========   ========= ======

                                          Quarter Ended December 31,
                                         -----------------------------
(000 omitted)                                2003        2002     %
                                          ---------   --------- ------

Free Cash Flow:
 Net cash provided by (used in) operating
  activities                             $(586,515)  $ 303,985     NM
 Change in payment service assets and
  obligations                              637,477    (249,762)    NM
                                          ---------   --------- ------
  Subtotal                                  50,962      54,223   -6.0%
  Less:
     Capital expenditures                  (13,537)    (12,287) -10.2%
     Dividends paid                         (7,766)     (8,001)   2.9%
     Dividend paid to minority interest          -           -     NM
                                          ---------   --------- ------
     Free cash flow                      $  29,659   $  33,935  -12.6%
                                          =========   ========= ======


                                           Year Ended December 31,
                                        ------------------------------
(000 omitted)                              2003        2002       %
                                         ---------  ---------- -------

EBITDA:
 Net income                             $ 113,902  $   57,886    96.8%
 Change in accounting principle                 -      37,739      NM
 Income from discontinued operations       (1,544)          -      NM
                                         ---------  ---------- -------
 Income from continuing operations        112,358      95,625    17.5%
 Interest expense                           8,777      19,268    54.4%
 Income tax expense (benefit)              44,435      29,663   -49.8%
 Depreciation and amortization             50,609      51,483     1.7%
                                         ---------  ---------- -------
 EBITDA                                 $ 216,179  $  196,039    10.3%
                                         =========  ========== =======

                                           Year Ended December 31,
                                        ------------------------------
(000 omitted)                                2003        2002        %
                                         ---------  ---------- -------

Free Cash Flow:
 Net cash provided by (used in)
  operating activities                  $(172,884) $1,013,397  -117.1%
 Change in payment service assets and
  obligations                             365,703    (794,243)  146.0%
                                         ---------  ---------- -------
  Subtotal                                192,819     219,154   -12.0%
  Less:
     Capital expenditures                 (42,663)    (40,227)   -6.1%
     Dividends paid                       (31,603)    (32,149)    1.7%
     Dividend paid to minority interest    (8,115)          -      NM
                                         ---------  ---------- -------
     Free cash flow                     $ 110,438  $  146,778   -24.8%
                                         =========  ========== =======

NM = not meaningful


                      VIAD CORP AND SUBSIDIARIES
               TABLE THREE - NET FLOAT INCOME AND MARGIN
                              (UNAUDITED)

Analysis of Average Balances, Float and Average Yields and
 Interest Rates:

                            Quarter Ended December 31,
            ----------------------------------------------------------
                        2003                          2002
             ----------------------------  ---------------------------
(000 omitted) Average    Income/   Yield/   Average    Income/  Yield/
              Balance    Expense    Rate    Balance    Expense   Rate
            ----------- --------- ------- ----------- --------- ------
Investments
 available
 or
 restricted
 for payment
 service
 obligations
 (1)        $6,646,112  $ 77,659    4.64% $6,850,369  $ 91,889   5.32%

Payment
 service
 obligations
 (2)        $5,291,010    53,200    3.99% $5,454,641    63,916   4.65%
                         --------                      --------

Net float
 income and
 margin                 $ 24,459    1.46%             $ 27,973   1.62%
                         ========                      ========

                             Year Ended December 31,
            ----------------------------------------------------------
                        2003                          2002
             ----------------------------  ---------------------------
(000 omitted) Average    Income/   Yield/   Average    Income/  Yield/
              Balance    Expense    Rate    Balance    Expense   Rate
            ----------- --------- ------- ----------- --------- ------
Investments
 available
 or
 restricted
 for payment
 service
 obligations
 (1)        $6,979,248  $323,098    4.63% $6,131,145  $351,331   5.73%

Payment
 service
 obligations
 (2)        $5,615,562   232,336    4.14% $4,706,324   240,152   5.10%
                         --------                      --------

Net float
 income and
 margin                 $ 90,762    1.30%             $111,179   1.81%
                         ========                      ========



Changes in Float Income and Commission Expense -- Due to Changes in
 Average Investable Balances and Interest Rates:

                             Quarter Ended December 31,
              --------------------------------------------------------
                     2003 vs. 2002                2002 vs. 2001
              ---------------------------- ---------------------------
(000 omitted) Balance  Yield/Rate  Total   Balance  Yield/Rate Total
                 (3)       (3)                (3)       (3)
              -------- --------- --------- ------- ----------- -------

Float income  $(2,740) $(11,490) $(14,230) $17,679  $ (9,402) $ 8,277

Commission
 expense      $(1,917) $ (8,799) $(10,716) $16,481  $ (7,645) $ 8,836

Net float
 income       $  (834) $ (2,680) $ (3,514) $ 6,033  $ (6,592) $  (559)

                               Year Ended December 31,
              --------------------------------------------------------
                     2003 vs. 2002                2002 vs. 2001
              ---------------------------- ---------------------------
(000 omitted) Balance  Yield/Rate  Total   Balance  Yield/Rate Total
                 (3)       (3)                (3)       (3)
              ------- ---------- --------- ------- ---------- --------

Float income  $48,599  $(76,832) $(28,233) $70,091  $(24,905) $45,186

Commission
 expense      $46,396  $(54,212) $ (7,816) $72,567  $(40,688) $31,879

Net float
 income       $15,379  $(35,796) $(20,417) $22,408  $ (9,101) $13,307


(1) See table on the next page for a reconciliation of float income to payment services investment income.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official check products only. The expense reported includes those payments made to financial institution customers, costs associated with swaps and the sale of receivables program. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($411 million and $433 million for fourth quarter 2003 and 2002, respectively, and $428 million and $440 million for the year ended December 31, 2003 and 2002, respectively) as these sold receivables are not recorded on the Consolidated Balance Sheets. Commission expense is classified as "Costs of services" in the Consolidated Statements of Income.

(3) Net float income for the "Balance" and "Yield/Rate" columns is not the net of "Float income" and "Commission expense" as each of these amounts is calculated independently.


Reconciliation of Float Income to Payment Services Investment Income:

                                   Quarter Ended       Year Ended
                                   December 31,       December 31,
                                 ----------------- -------------------
(000 omitted)                       2003     2002      2003      2002
                                  -------  -------  --------  --------

Float income (1)                 $77,659  $91,889  $323,098  $351,331

Net investment gains and losses
 (2)                               1,124   (8,633)   (4,877)   (9,276)
                                  -------  -------  --------  --------

Payment Services
  investment income              $78,783  $83,256  $318,221  $342,055
                                  =======  =======  ========  ========


(1) Float income is defined as payment services investment income before net investment gains and losses. Float income is used by management to analyze the effects that factors such as interest rates and average investment balances have on overall investment portfolio performance. Management believes that the presentation of float income is a useful supplemental measure for investors to consider when evaluating the portfolio management effectiveness with respect to the Payment Services segment.

(2) Includes both realized gains and losses and other-than-temporary impairments.

    CONTACT: Viad Corp
             Patricia D. Phillips, 602-207-1040 (Investor Relations) pphillip@viad.com